Exhibit 10.37

AMRS Draft

12.30.18

THIS Assignment AGREEMENT is made on December 31st, 2018 (the "Agreement").

BETWEEN:

(1)	Amyris, Inc., a company incorporated in Delaware, whose registered office is at 5885 Hollis Street, Suite 100, Emeryville, CA 94608 (the "Assignor'); and

(2)	Hangzhou Xinfu Science & Tech Co. Ltd, a company incorporated in China, whose registered office is at No. 9, Shanggua Fan, Jinnan Street, Lin'an City, Zhejiang Province, China (the "Assignee").

WHEREBY IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1       In this Agreement:

"Transfer Right"	means the right to receive value share payments as provided under the Value Sharing Agreement;
"Assignee's Account"

means an account to be designated by the Assignee and notified in writing by the Assignee to the Assignor no later than [10] calendar days prior to any anniversary of the Effective Date, in accordance with Clause 2.4;

"Assignor's Account"	means an account to be designated by the Assignor and notified in writing by the Assignor to the Assignee no later than [10] calendar days prior to the Specified Date;

"Consideration Amount"	shall have the meaning given in Clause 2.1;
"DSM"	means DSM Nutritional Products AG;
"Effective Date"	Shall mean the date this Agreement is executed by and delivered between, the Assignor and the Assignee
"Third Party Consents"	means all consents, authorisations or waivers required from, or all notices required to be delivered to, any third party for receipt of the Transfer Right;
“Term	means for nine (9) years from the Effective Date or the term of the Value Sharing Agreement, whichever is longer.
"US$" or "U.S. Dollar"	denotes the lawful currency for the time being of the United States of America;
"Value Sharing Proceeds"	means the aggregate amount paid by the Assignor to the Assignee pursuant to Clauses 2.4 and 1; and
"Value Sharing Agreement"	means the agreement dated December 28, 2017, between DSM and Amyris, as amended by that certain Amendment No.1, dated March 31, 2018, Amendment No. 2, dated June 29,2018, Amendment No.3, dated June 29, 2018, and Amendment No.4, dated November 19, 2018.

1.2       In this Agreement, unless otherwise specified:

(A)	any reference to a "Party" means a party to this Agreement;

(B)	references to Clauses, sub-Clauses and Schedules are to clauses, sub-clauses and schedules of this Agreement; and

(C)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.

1.3	All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

2.	PAYMENTS OF CONSIDERATION AMOUNT AND VALUE SHARING AMOUNTS

2.1	On a date following the Effective Date to be mutually agreed between the Parties, or March 15,2019, whichever is later (the "Specified Date"), the Assignee shall pay to the Assignor a sum of US$50,000,000 (in U.S. Dollars for same day value, in immediately available funds and inclusive of any taxes) (the "Consideration Amount") by way of wire transfer to the Assignor's Account, in consideration for the transfer of the right to Assignee as specified under Clause 3, as conditioned by Clause 2.2 (unless satisfaction of any such conditions are waived in writing by the Assignee, as applicable. and upon its sale discretion ).

2.2	Any payments to be made by the Assignee shall be conditioned upon prior satisfaction of (a) any applicable compliance or corporate governance standard applicable to Assignee, and (b) any applicable regulatory or other governmental approval, recognition. consent, review or clearance process, submission, filing or other authorisation for the transaction, or for any payment due, under this Agreement, including but not limited to certain bodies of the government of the People's Republic of China (the "PRC") such as the National Development and Reform Commission, the Ministry of Commerce and the State Administration of Foreign Exchange.

2.3	Any receipt of the payments by the Assignor shall be conditioned upon prior satisfaction of (a) any applicable compliance or corporate governance standard applicable to Assignor, and (b) any applicable regulatory or other governmental approval, recognition, consent, review or clearance process, submission, filing or other authorisation for the transaction.

2.4	The Assignee hereby acknowledges and agrees that the Assignee shall have no recourse against the Assignor, and no part of the Consideration Amount shall be refundable by the Assignor, in any event, including without limitation where the Value Sharing Proceeds do not exceed US$50,000,000.

2.5	For the duration of the Term, on each anniversary of the Effective Date during such Term, the Assignor shall transfer, or procure DSM to transfer, the US$10,000,000 of value share payments before December 31" in each applicable year to the Assignee's Account. Any value share payment in excess of US$10,000.000 annual amount shall be apportioned [45]%/[55]% between the Assignor and the Assignee for the duration of the Term.

2.6	The Assignor may, by notice in writing to the Assignee, terminate this Agreement in the event that it does not receive the Consideration Amount in accordance with Clause 2.1, provided that the conditions agreed by Parties are satisfied.

3.	TRANSFER RIGHT

3.1	Subject to Clause Errorl Reference source not found. and the receipt by the Assignor of the Consideration Amount in accordance with Clause 2.1, the Assignor hereby transfers the Transfer Right to the Assignee with effect from the Effective Date.

3.2	The Assignor shall, where a Third Party Consent is required to transfer the Transfer Right \ obtain such Third Party Consent. Upon such Third Party Consent being obtained, this

Agreement shall constitute a transfer of the Transfer Right to which such Third Party Consent relates.

4.	TRANSFER OF PROCEEDS

The Assignor shall, or procure DSM to, pay to the Assignee (a) the value sharing amount of US$10,000,000 for each year of the Term, and (b) 55% of any Value Sharing Proceeds exceeding US$10,000,000 of each such year of the Term.

5.	MISCELLANEOUS

5.1	Each Party shall at its own cost, from time to time on request, do or procure the doing of all acts and things and execute or procure the execution of all documents in a form satisfactory to the other Party which the other Party may reasonably consider necessary or giving full effect to this Agreement.

5.2	Any date or period specified in this Agreement may be postponed or extended by mutual agreement among the Parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

5.3	No Party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement.

5.4	No variation of this Agreement shall be effective unless made in writing and executed by the Parties.

5.5	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

5.6	A person who is not a Party to this Agreement has no right to enforce or enjoy the benefit of any term of this Agreement.

5.7	Except otherwise required by the applicable law or regulations, neither party shall disclose any provisions of this Agreement to the public or any third party, including any negotiations, communications and meetings between Parties, whether in oral or written form.

5.8	Assignor acknowledges and guarantees that Assignor shall provide and disclose all the executed agreements related to Vitamin E and Farnesene to Assignee before the Effective Date.

5.9	This Agreement is written in both Chinese and English and shall be interpreted in a fair and reasonable manner in case of conflict.

6.	GOVERNING LAW AND JURISDICTION

This Agreement shall be construed in accordance with, and governed by P.R.C. law. Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) in Beijing for arbitration which shall be conducted in accordance with the CIETAC's arbitration rules In effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

[**Remainder of the Page Intentionally Left Blank; Signature Page to Follow**]

Hangzhou Xinfu Science & Tech Co. Ltd

/s/ Lin Hang
Name:	LIN HANG
Title:	Executive Director

[The Assignment Agreement Signature Page]

Amyris, Inc.

/s/ John Melo
Name:	JOHN MELO
Title:	President + CEO

[The Assignment Agreement Signature Page]